Exhibit 5

AÉROPOSTALE, INC.

March 27, 2013

AÉROPOSTALE, INC.
112 West 34th Street, 22nd floor
New York, NY 10120

Ladies and Gentlemen:

I have acted as counsel to AÉROPOSTALE, INC., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration of an aggregate of 5,625,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be offered and sold upon the terms and subject to the conditions set forth in the Aéropostale Second Amended and Restated 2002 Long-Term Incentive Plan (the “Plan”)

In so acting, I have examined originals or copies (certified or otherwise identified to my satisfaction) of the Registration Statement and the Plan pursuant to which shares of the Common Stock will be issued and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the 5,625,000 shares of Common Stock being registered for sale pursuant to the Registration Statement have been duly authorized and, when issued and delivered upon receipt by the Company of consideration constituting lawful consideration under Delaware law in accordance with the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this letter as an exhibit to the Registration Statement.

Yours very truly,

/s/ Edward M. Slezak
Name:	Edward M. Slezak
Title:	Senior Vice President and General Counsel